Exhibit 99.1

La Jolla Pharmaceutical Company to Acquire Tetraphase Pharmaceuticals, Inc.

La Jolla agreement provides for $43.0 million in upfront cash plus potential future cash payments of up to $16.0 million pursuant to contingent value rights

Combined company will offer two innovative therapies to treat patients suffering from life-threatening diseases

SAN DIEGO, California and WATERTOWN, Massachusetts, June 24, 2020 – La Jolla Pharmaceutical Company (Nasdaq: LJPC), which is dedicated to the development and commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases, and Tetraphase Pharmaceuticals, Inc. (Nasdaq: TTPH), a biopharmaceutical company focused on commercializing its novel tetracycline XERAVA™ to treat serious and life-threatening infections, today announced that they have entered into a definitive merger agreement. Under the terms of the definitive merger agreement, La Jolla would acquire Tetraphase, through a tender offer, for $43.0 million in upfront cash plus potential future cash payments of up to $16.0 million pursuant to contingent value rights (CVRs). The Board of Directors of Tetraphase unanimously recommends that stockholders tender their shares in the La Jolla tender offer once it is commenced.

Under the terms of the definitive merger agreement, the upfront cash consideration in the transaction will be as follows: (i) $2.00 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants); (ii) $2.68 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in November 2019; and (iii) $2.69 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in January 2020. Tetraphase equity holders would also be entitled to receive, for each share of Tetraphase common stock, one non-tradeable CVR. The holders of the CVRs would be entitled to receive payments of up to an additional $16.0 million in the aggregate upon the achievement of certain net sales of XERAVA™ in the United States (U.S.) as follows: (i) $2.5 million if 2021 XERAVA U.S. net sales are ≥ $20 million; (ii) $4.5 million if XERAVA U.S. net sales are ≥ $35 million during any calendar year ending on or prior to December 31, 2024; and (iii) $9.0 million if XERAVA U.S. net sales are ≥ $55 million during any calendar year ending on or prior to December 31, 2024.

“Combining with La Jolla, which markets GIAPREZA, the first new treatment for patients suffering from septic or other distributive shock in more than a decade, should help accelerate XERAVA’s availability to patients in need,” said Larry Edwards, President and Chief Executive Officer of Tetraphase. “We are excited to have the opportunity to combine with a company that has a strategic vision similar to our own.”

“We commend Tetraphase on its successful commercial launch of XERAVA, an important new treatment for patients suffering from serious infections,” said Kevin Tang, Chairman of La Jolla. “By increasing our presence in the hospital with a second innovative therapy, we look forward to better serving the needs of patients suffering from life-threatening diseases.”

Under the terms of the definitive merger agreement, the tender offer will commence within three business days. Any shares not tendered in the tender offer will be acquired in a second-step merger at the same cash price as paid in the tender offer. Closing of the transaction is subject to specified closing conditions, including that a majority of Tetraphase’s shares of common stock (treating the shares underlying Tetraphase’s RSUs and PRSUs as outstanding) are validly tendered and not validly withdrawn. Upon the closing of the transactions, Tetraphase will become a wholly owned subsidiary of La Jolla, and shares of Tetraphase’s common stock will no longer be listed on any public market. Subject to certain limited exceptions, the CVRs will be non-transferable.

The transaction was unanimously approved by the Tetraphase board of directors and is expected to close in the third quarter of 2020. Certain Tetraphase stockholders and warrant holders, including Armistice Capital, LLC, holding in the aggregate approximately 20% of Tetraphase’s outstanding voting power, have signed support agreements or exchange agreements under which such equity holders agreed, among other things, to tender their shares in the tender offer and to the treatment of the warrants described above. Additionally, La Jolla owns shares in Tetraphase that represent approximately 15% of Tetraphase’s outstanding voting power.

On June 24, 2020, Tetraphase terminated its previously announced merger agreement with Melinta Therapeutics, Inc., dated as of June 4, 2020, in order to enter into the definitive merger agreement with La Jolla. In connection with the termination of the definitive merger agreement with Melinta, Tetraphase paid Melinta a termination fee in the amount of $1,150,000.

Janney Montgomery Scott is acting as financial advisor to Tetraphase and has rendered a fairness opinion to Tetraphase’s board of directors in connection with the transaction. Wilmer Cutler Pickering Hale and Dorr LLP is acting as legal advisor to Tetraphase in connection with the transaction.

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. GIAPREZA mimics the body’s endogenous angiotensin II peptide, which is central to the renin-angiotensin-aldosterone system, which in turn regulates blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. The European Summary of Product Characteristics is available on the EMA website: www.ema.europa.eu/en/medicines/human/EPAR/giapreza. GIAPREZA is marketed in the U.S. by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

GIAPREZA Important Safety Information

Contraindications

None.

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARBs) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

For additional information, please see Full Prescribing Information for the United States and the Summary of Product Characteristics for the European Union.

About XERAVA

XERAVA (eravacycline for injection) is a novel fluorocycline of the tetracycline class antibacterials indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. XERAVA was investigated for the treatment of cIAI as part of Tetraphase’s IGNITE (Investigating Gram-Negative Infections

Treated with Eravacycline) Phase 3 program. In the first pivotal Phase 3 trial in patients with cIAI, twice-daily intravenous (IV) XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to ertapenem and was well-tolerated. In the second Phase 3 clinical trial in patients with cIAI, twice-daily IV XERAVA met the primary endpoint by demonstrating statistical non-inferiority of clinical response compared to meropenem and was well-tolerated. In both trials, XERAVA achieved high cure rates in patients with Gram-negative pathogens, including resistant isolates.

XERAVA Important Safety Information

XERAVA is a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections in patients 18 years of age and older.

XERAVA is not indicated for the treatment of complicated urinary tract infections.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XERAVA and other antibacterial drugs, XERAVA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

XERAVA is contraindicated for use in patients with known hypersensitivity to eravacycline, tetracycline-class antibacterial drugs or to any of the excipients. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with XERAVA.

The use of XERAVA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of XERAVA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis.

The most common adverse reactions observed in clinical trials (incidence ≥ 3%) were infusion site reactions, nausea and vomiting.

XERAVA is structurally similar to tetracycline-class antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri and anti-anabolic action, which has led to increased blood urea nitrogen, azotemia, acidosis, hyperphosphatemia, pancreatitis and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with XERAVA. Discontinue XERAVA if any of these adverse reactions are suspected.

To report SUSPECTED ADVERSE REACTIONS, contact Tetraphase Pharmaceuticals Inc., at 1-833-7-XERAVA (1-833-793-7282) or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full prescribing information for XERAVA.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is dedicated to the development and commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases. In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. For more information, please visit www.ljpc.com.

About Tetraphase Pharmaceuticals, Inc.

Tetraphase Pharmaceuticals, Inc., is a biopharmaceutical company using its proprietary chemistry technology to create novel tetracyclines for serious and life-threatening conditions, including infections caused by many of the multidrug-resistant bacteria highlighted as urgent public health threats by the World Health Organization and the Centers for Disease Control and Prevention. Tetraphase has created more than 3,000 novel tetracycline compounds using its proprietary technology platform. Tetraphase’s lead product, XERAVA™, is approved for the treatment of complicated intra-abdominal infections by the U.S. Food and Drug Administration and the European Commission. Tetraphase’s pipeline also includes antibiotics TP-271 and TP-6076, which are Phase 2 ready, and TP-2846, which is in preclinical testing for acute myeloid leukemia. Tetraphase intends to out license its pipeline candidates. Please visit www.tphase.com for more company information.

Important Information for Stockholders of Tetraphase Pharmaceuticals, Inc.

The tender offer for the outstanding shares of Tetraphase referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that La Jolla and its subsidiary will file with the Securities and Exchange Commission (SEC). At the time the tender offer is commenced, La Jolla and its subsidiary will file tender offer materials on Schedule TO, and, thereafter, Tetraphase will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF TETRAPHASE COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF TETRAPHASE COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Tetraphase common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting La Jolla Pharmaceutical Company at 4550 Towne Centre Court, San Diego, California 92121, Attention: Chief Financial Officer. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, La Jolla and Tetraphase file annual, quarterly and current reports and other information with the SEC.

Forward-looking Statements

Statements in this press release regarding the proposed transactions between La Jolla and Tetraphase, the expected timeline for completing the transactions, future financial and operating results and benefits of the transaction, future opportunities for the combined company and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed transactions may not be completed in a timely manner, or at all; the failure to satisfy all of the closing conditions of the proposed transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the tender offer thereunder; the effect of the announcement or pendency of the proposed transactions on both La Jolla’s and Tetraphase’s businesses, operating results and relationships with customers, suppliers, competitors and others; the risk that the proposed transactions may disrupt La Jolla’s and Tetraphase’s current plans and business operations; potential difficulties retaining employees as a result of the proposed transactions; risks related to the diverting of management’s attention from La Jolla’s and Tetraphase’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Tetraphase related to the merger agreement or the tender offer thereunder; and risks discussed in the “Risk Factors” section of Tetraphase’s quarterly report on Form 10-Q for the period ended March 31, 2020. In addition, the forward-looking statements included in this press release represent La

Jolla’s and Tetraphase’s views as of June 24, 2020. It is anticipated that subsequent events and developments will cause views to change. However, while it may be elected to update these forward-looking statements at some point in the future, both La Jolla and Tetraphase specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing La Jolla’s and Tetraphase’s views as of any later date.

La Jolla Pharmaceutical Company Contact:

Michael Hearne

Chief Financial Officer

La Jolla Pharmaceutical Company

(858) 333-5769

mhearne@ljpc.com

Tetraphase Pharmaceuticals, Inc. Contact:

Argot Partners

Maeve Conneighton

(212) 600-1902

maeve@argotpartners.com